              CONSOLIDATED BALANCE SHEETS

------------------

Piedmont Natural
Gas Company, Inc.
and Subsidiaries
------------------

October 31, 2003
and 2002
------------------
              ------------------------------------------------------------------
              ASSETS

                       -----------------------------------------------------------------------------------------
                       IN THOUSANDS                                                            2003         2002
                       -----------------------------------------------------------------------------------------
                       UTILITY PLANT:
                            Utility plant in service                                     $2,330,528   $1,689,743
                                 Less accumulated depreciation                              576,823      572,445
                       -----------------------------------------------------------------------------------------
                                 Utility plant in service, net                            1,753,705    1,117,298
                            Construction work in progress                                    58,594       41,225
                       -----------------------------------------------------------------------------------------
                                 Total utility plant, net                                 1,812,299    1,158,523
                       -----------------------------------------------------------------------------------------
                       OTHER PHYSICAL PROPERTY, at cost (net of accumulated
                         depreciation of $1,740 in 2003 and $1,531 in 2002)                   1,115        1,078
                       -----------------------------------------------------------------------------------------
                       CURRENT ASSETS:
                            Cash and cash equivalents                                        11,172        5,100
                            Restricted cash                                                   6,749        8,028
                            Receivables (less allowance for doubtful accounts
                              of $2,743 in 2003 and $810 in 2002)                            58,662       37,504
                            Unbilled utility revenues                                        34,630           --
                            Inventories:
                                 Gas in storage                                             121,723       65,688
                                 Materials, supplies and merchandise                          4,774        2,860
                            Deferred cost of gas                                                 --       13,592
                            Refundable income taxes                                          23,758       10,329
                            Prepayments                                                      31,085       19,215
                            Other                                                            15,091       13,470
                       -----------------------------------------------------------------------------------------
                                 Total current assets                                       307,644      175,786
                       -----------------------------------------------------------------------------------------
                       INVESTMENTS, DEFERRED CHARGES AND OTHER ASSETS:
                            Investments in non-utility activities, at equity                 96,191       80,342
                            Goodwill                                                         50,924        7,109
                            Unamortized debt expense (amortized over life of
                              related debt on a straight-line basis)                          3,748        3,841
                            Other                                                            24,485       18,409
                       -----------------------------------------------------------------------------------------
                                 Total investments, deferred charges and
                                   other assets                                             175,348      109,701
                       -----------------------------------------------------------------------------------------
                                 Total                                                   $2,296,406   $1,445,088
                       =========================================================================================

              See notes to consolidated financial statements.
 26

              ------------------------------------------------------------------
              CAPITALIZATION AND LIABILITIES

                       -----------------------------------------------------------------------------------------
                       IN THOUSANDS                                                            2003         2002
                       -----------------------------------------------------------------------------------------
                       CAPITALIZATION:
                            Stockholders' equity:
                                 Cumulative preferred stock -- no par
                                   value -- 175 shares authorized                        $       --   $       --
                                 Common stock -- no par value -- 100,000
                                   shares authorized; outstanding, 33,655 in
                                   2003 and 33,090 in 2002                                  372,651      352,553
                                 Retained earnings                                          259,476      240,026
                                 Accumulated other comprehensive income                      (1,932)      (2,983)
                       -----------------------------------------------------------------------------------------
                                      Total stockholders' equity                            630,195      589,596
                            Long-term debt                                                  460,000      462,000
                       -----------------------------------------------------------------------------------------
                                      Total capitalization                                1,090,195    1,051,596
                       -----------------------------------------------------------------------------------------
                       CURRENT LIABILITIES:
                            Current maturities of long-term debt and sinking
                              fund requirements                                               2,000       47,000
                            Notes payable                                                   109,500       46,500
                            Commercial paper                                                445,559           --
                            Accounts payable                                                 90,901       51,093
                            Income taxes accrued                                                612           --
                            Customers' deposits                                              16,408       11,611
                            Deferred income taxes                                            16,949        1,384
                            General taxes accrued                                            19,594       15,094
                            Refunds due customers                                             5,382       15,635
                            Other                                                            18,257       16,814
                       -----------------------------------------------------------------------------------------
                                 Total current liabilities                                  725,162      205,131
                       -----------------------------------------------------------------------------------------
                       DEFERRED CREDITS AND OTHER LIABILITIES:
                            Deferred income taxes                                           188,503      158,275
                            Unamortized federal investment tax credits                        5,042        5,593
                            Asset retirement obligations                                    245,879           --
                            Other                                                            41,625       24,493
                       -----------------------------------------------------------------------------------------
                                 Total deferred credits and other liabilities               481,049      188,361
                       -----------------------------------------------------------------------------------------
                                 Total                                                   $2,296,406   $1,445,088
                       =========================================================================================

              See notes to consolidated financial statements.

              CONSOLIDATED STATEMENTS OF INCOME

------------------

Piedmont Natural
Gas Company, Inc.
and Subsidiaries
------------------
For the Years Ended
October 31, 2003,
2002 and 2001
------------------
              ------------------------------------------------------------------

                       IN THOUSANDS EXCEPT PER SHARE AMOUNTS                         2003         2002         2001
                       --------------------------------------------------------------------------------------------
                       OPERATING REVENUES                                     $ 1,220,822   $  832,028   $1,107,856
                       COST OF GAS                                                837,942      496,234      769,878
                       --------------------------------------------------------------------------------------------
                       MARGIN                                                     382,880      335,794      337,978
                       --------------------------------------------------------------------------------------------
                       OPERATING EXPENSES:
                            Operations                                            131,439      112,421      114,358
                            Maintenance                                            20,668       21,006       19,064
                            Depreciation                                           63,164       57,593       52,060
                            General taxes                                          24,410       23,863       23,952
                            Income taxes                                           40,093       30,784       34,575
                       --------------------------------------------------------------------------------------------
                                 Total operating expenses                         279,774      245,667      244,009
                       --------------------------------------------------------------------------------------------
                       OPERATING INCOME                                           103,106       90,127       93,969
                       --------------------------------------------------------------------------------------------
                       OTHER INCOME (EXPENSE):
                            Non-utility activities, at equity                      17,972       19,207       16,271
                            Allowance for equity funds used during
                              construction                                          1,128        1,986        1,767
                            Non-operating income                                    2,560        1,238        1,119
                            Non-operating expense                                    (863)        (727)        (927)
                            Income taxes                                           (8,524)      (9,010)      (7,300)
                       --------------------------------------------------------------------------------------------
                                 Total other income (expense), net of tax          12,273       12,694       10,930
                       --------------------------------------------------------------------------------------------
                       UTILITY INTEREST CHARGES:
                            Interest on long-term debt                             37,740       39,056       37,789
                            Allowance for borrowed funds used during
                              construction                                         (1,135)      (1,438)      (4,910)
                            Other                                                   3,592        2,986        6,535
                       --------------------------------------------------------------------------------------------
                                 Total utility interest charges                    40,197       40,604       39,414
                       --------------------------------------------------------------------------------------------
                       INCOME BEFORE MINORITY INTEREST IN INCOME OF
                         CONSOLIDATED SUBSIDIARY                                   75,182       62,217       65,485
                       LESS MINORITY INTEREST IN INCOME OF CONSOLIDATED
                         SUBSIDIARY                                                   820           --           --
                       --------------------------------------------------------------------------------------------
                       NET INCOME                                             $    74,362   $   62,217   $   65,485
                       ============================================================================================
                       AVERAGE SHARES OF COMMON STOCK:
                            Basic                                                  33,391       32,763       32,183
                            Diluted                                                33,503       32,937       32,420
                       EARNINGS PER SHARE OF COMMON STOCK:
                            Basic                                             $      2.23   $     1.90   $     2.03
                            Diluted                                           $      2.22   $     1.89   $     2.02

              See notes to consolidated financial statements.
 28

              CONSOLIDATED STATEMENTS OF CASH FLOWS

------------------

Piedmont Natural
Gas Company, Inc.
and Subsidiaries
------------------

For the Years Ended
October 31, 2003,
2002 and 2001
------------------
              ------------------------------------------------------------------

                       IN THOUSANDS                                                   2003       2002        2001
                       ------------------------------------------------------------------------------------------
                       CASH FLOWS FROM OPERATING ACTIVITIES:
                            Net income                                           $  74,362   $ 62,217   $  65,485
                       ------------------------------------------------------------------------------------------
                            Adjustments to reconcile net income to net cash
                              provided by operating activities:
                                 Depreciation and amortization                      64,161     58,393      53,069
                                 Amortization of investment tax credits               (550)      (556)       (558)
                                 Allowance for funds used during construction       (2,263)    (3,424)     (6,677)
                                 Undistributed earnings from equity investments    (17,972)   (19,207)    (16,271)
                                 Changes in assets and liabilities:
                                      Restricted cash                                1,934       (964)     32,732
                                      Receivables                                  (32,151)   (11,606)     29,247
                                      Inventories                                  (34,547)     4,614         588
                                      Other assets                                 (21,251)     8,054      47,484
                                      Accounts payable                              10,597      9,949     (47,169)
                                      Refunds due customers                          2,577    (16,050)     (1,204)
                                      Deferred income taxes                         45,792     14,104      (8,193)
                                      Other liabilities                              8,915      3,402      12,916
                       ------------------------------------------------------------------------------------------
                                           Total adjustments                        25,242     46,709      95,964
                       ------------------------------------------------------------------------------------------
                            Net cash provided by operating activities               99,604    108,926     161,449
                       ------------------------------------------------------------------------------------------
                       CASH FLOWS FROM INVESTING ACTIVITIES:
                            Utility construction expenditures                      (77,935)   (80,112)    (83,536)
                            Capital contributions to equity investments             (2,224)    (4,492)    (16,929)
                            Capital distributions from equity investments           10,188     22,143      15,885
                            Purchase of gas distribution systems                     2,153    (26,000)     (6,625)
                            Purchase of NCNG and EasternNC, net of cash
                              received of $7,185                                  (450,168)        --          --
                            Other                                                     (118)      (112)       (361)
                       ------------------------------------------------------------------------------------------
                            Net cash used in investing activities                 (518,104)   (88,573)    (91,566)
                       ------------------------------------------------------------------------------------------
                       CASH FLOWS FROM FINANCING ACTIVITIES:
                            Increase (Decrease) in notes payable                    63,000     14,500     (67,500)
                            Increase in commercial paper                           445,559         --          --
                            Proceeds from issuance of long-term debt                    --         --      60,000
                            Retirement of long-term debt                           (47,000)    (2,000)    (32,000)
                            Issuance of common stock through dividend
                              reinvestment and employee stock plans                 17,925     18,546      15,389
                            Dividends paid                                         (54,912)   (51,909)    (48,909)
                       ------------------------------------------------------------------------------------------
                            Net cash provided by (used in) financing activities    424,572    (20,863)    (73,020)
                       ------------------------------------------------------------------------------------------
                       NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS          6,072       (510)     (3,137)
                       CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                5,100      5,610       8,747
                       ------------------------------------------------------------------------------------------
                       CASH AND CASH EQUIVALENTS AT END OF YEAR                  $  11,172   $  5,100   $   5,610
                       ==========================================================================================
                       CASH PAID DURING THE YEAR FOR:
                            Interest                                             $  40,268   $ 39,696   $  39,977
                            Income taxes                                         $  30,554   $ 34,166   $  51,430
                       NONCASH INVESTING AND FINANCING ACTIVITIES RELATED TO
                         ACQUISITIONS OF NCNG AND EASTERNNC:
                            Fair value/book value of assets acquired             $ 511,135
                            Cash paid                                             (457,353)
                            Adjustment of estimated working capital to actual        2,010
                                                                                 ---------
                            Liabilities assumed                                  $  55,792
                                                                                 =========

              See notes to consolidated financial statements.

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

------------------

Piedmont Natural
Gas Company, Inc.
and Subsidiaries
------------------

For the Years Ended
October 31, 2003,
2002 and 2001
------------------
              ------------------------------------------------------------------

                                                                                            Accumulated
                                                                                               Other
                                                                      Common    Retained   Comprehensive
                       In thousands except per share amounts          Stock     Earnings      Income        Total
                       --------------------------------------------------------------------------------------------
                       BALANCE, OCTOBER 31, 2000                     $314,230   $213,142      $    --      $527,372
                                                                                                           --------
                       COMPREHENSIVE INCOME:
                           Net Income                                             65,485                     65,485
                           Other comprehensive income:
                                Cumulative effect of adoption of
                                   Statement 133                                                  209
                                Unrealized loss of equity
                                   investments hedging activities,
                                   net of tax of ($777)                                        (1,438)
                                Reclassification of equity
                                   investments hedging activities
                                   included in net income, net of
                                   tax of ($79)                                                  (148)       (1,377)
                                                                                                           --------
                           Total comprehensive income                                                        64,108
                       COMMON STOCK ISSUED                             17,808                                17,808
                       DIVIDENDS DECLARED ($1.52 per share)                      (48,909)                   (48,909)
                       --------------------------------------------------------------------------------------------
                       BALANCE, OCTOBER 31, 2001                      332,038    229,718       (1,377)      560,379
                                                                                                           --------
                       COMPREHENSIVE INCOME:
                           Net income                                             62,217                     62,217
                           Other comprehensive income:
                                Unrealized loss of equity
                                   investments hedging activities,
                                   net of tax of ($1,699)                                      (2,571)
                                Reclassification of equity
                                   investments hedging activities
                                   included in net income, net of
                                   tax of $620                                                    965        (1,606)
                                                                                                           --------
                           Total comprehensive income                                                        60,611
                       COMMON STOCK ISSUED                             20,515                                20,515
                       DIVIDENDS DECLARED ($1.585 per share)                     (51,909)                   (51,909)
                       --------------------------------------------------------------------------------------------
                       BALANCE, OCTOBER 31, 2002                      352,553    240,026       (2,983)      589,596
                                                                                                           --------
                       COMPREHENSIVE INCOME:
                           Net income                                             74,362                     74,362
                           Other comprehensive income:
                                Unrealized loss of equity
                                   investments hedging activities,
                                   net of tax of ($869)                                        (1,326)
                                Reclassification of equity
                                   investments hedging activities
                                   included in net income, net of
                                   tax of $1,553                                                2,377         1,051
                                                                                                           --------
                           Total comprehensive income                                                        75,413
                       COMMON STOCK ISSUED                             20,098                                20,098
                       DIVIDENDS DECLARED ($1.645 per share)                     (54,912)                   (54,912)
                       --------------------------------------------------------------------------------------------
                       BALANCE, OCTOBER 31, 2003                     $372,651   $259,476      $(1,932)     $630,195
                       ============================================================================================

                       -----------------------------------------------------------------------------------------
                       IN THOUSANDS                                                     2003      2002      2001
                       -----------------------------------------------------------------------------------------
                       RECONCILIATION OF ACCUMULATED OTHER COMPREHENSIVE INCOME:
                           Balance, beginning of year                                $(2,983)  $(1,377)  $    --
                           Cumulative effect of adoption of Statement 133                 --        --       209
                           Current year reclassification to net income                 2,377       965      (148)
                           Current year change                                        (1,326)   (2,571)   (1,438)
                       -----------------------------------------------------------------------------------------
                           Balance, end of year                                      $(1,932)  $(2,983)  $(1,377)
                       =========================================================================================

              See notes to consolidated financial statements.
 30

              NOTES TO CONSOLIDATED
              FINANCIAL STATEMENTS

------------------

Note 1:
------------------

SUMMARY OF
SIGNIFICANT
ACCOUNTING
POLICIES
------------------
              ------------------------------------------------------------------
              A. OPERATIONS AND PRINCIPLES OF CONSOLIDATION.
              Piedmont Natural Gas Company, Inc. (Piedmont), is an energy services company primarily engaged in the distribution of natural gas to residential, commercial and industrial customers in the Piedmont and eastern regions of North Carolina, the Piedmont region of South Carolina and the metropolitan Nashville, Tennessee, area. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas and propane marketing, interstate natural gas storage, intrastate natural gas transportation and regulated natural gas distribution. Our utility operations are regulated by three state regulatory commissions. For further information on regulatory matters, see Note 3 to the consolidated financial statements.
                  The consolidated financial statements reflect the accounts of
              Piedmont, its wholly owned subsidiaries and its 50% equity investment in Eastern North Carolina Natural Gas Company (EasternNC). Our equity interest in EasternNC is considered to be a controlling interest and we have consolidated EasternNC for presentation in the accompanying consolidated financial statements. EasternNC is a regulated utility that is engaged in the distribution of natural gas to residential, commercial and industrial customers in eastern North Carolina. For further information on EasternNC, see Note 2 to the consolidated financial statements.
                  Investments in non-utility activities are accounted for under the equity method as we do not have controlling voting interests or otherwise exercise control over the management of such companies. Our ownership interest in each entity is recorded in "Investments in non-utility activities, at equity" in the consolidated balance sheets. Earnings or losses from equity investments are recorded in "Non-utility activities, at equity" in "Other Income (Expense)" in the consolidated statements of income. Revenues and expenses of all other non-utility activities are included in "Non-operating income" in "Other Income (Expense)" in the consolidated statements of income. Significant inter-company transactions have been eliminated in consolidation where appropriate; however, we have not eliminated inter-company profit on sales to affiliates in accordance with Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting For The Effects of Certain Types of Regulation" (Statement 71).
                  Effective at the close of business on September 30, 2003, we purchased North Carolina Natural Gas Corporation (NCNG) and an equity interest in EasternNC. For further information on the acquisitions, see Note 2 to the consolidated financial statements. The transactions were accounted for using the purchase method of accounting for business combinations and considering Statement 71. Accordingly, the accompanying consolidated financial statements include the results of NCNG and EasternNC since September 30, 2003.

              B. RATE-REGULATED BASIS OF ACCOUNTING.
                  Statement 71 provides that rate-regulated public utilities account for and report assets and liabilities consistent with the economic effect of the manner in which independent third-party regulators establish rates. In applying Statement 71, we capitalize certain costs and benefits as regulatory assets and liabilities, respectively, pursuant to orders of the state regulatory commissions, either in general rate proceedings or expense deferral proceedings, in order to provide for recovery from or refund to utility customers in future periods.
                  We monitor the regulatory and competitive environment in which we operate to determine that our regulatory assets continue to be probable of recovery. If we were to determine that all or a portion of these regulatory assets no longer met the criteria for continued application of Statement 71, we would write off that portion which we could not recover, net of any regulatory liabilities which would be deemed no longer necessary. Our reviews have not resulted in any write offs of any regulatory assets or liabilities.
                  The amounts recorded as regulatory assets and liabilities in the consolidated balance sheets as of October 31, 2003 and 2002, are summarized as follows:

                       IN THOUSANDS                                                      2003      2002
                       --------------------------------------------------------------------------------
                       Regulatory Assets:
                           Unamortized debt expense                                  $  3,748   $ 3,841
                           Environmental costs                                          5,442     6,153
                           Demand-side management costs                                 5,711     6,211
                           Deferred EasternNC operations and maintenance costs          2,913        --
                           Deferred NCNG integration costs                              3,064        --
                           Deferred pension and other retirement benefits costs         3,094       542
                           Other                                                        2,492     2,987
                       --------------------------------------------------------------------------------
                                Total                                                $ 26,464   $19,734
                       ================================================================================
                       Regulatory Liabilities:
                           Asset retirement obligations                              $245,879   $    --
                           Refunds due customers                                        5,382    15,635
                           Deferred taxes                                              12,601    13,013
                           Environmental liability due customers                        3,471        --
                       --------------------------------------------------------------------------------
                                Total                                                $267,333   $28,648
                       ================================================================================

              NOTES TO CONSOLIDATED
              FINANCIAL STATEMENTS

              C. UTILITY PLANT AND DEPRECIATION.
              Utility plant is stated at original cost, including direct labor and materials, allocable overheads and an allowance for borrowed and equity funds used during construction (AFUDC). For the years ended October 31, 2003, 2002 and 2001, AFUDC totaled $2,263,000,
              $3,424,000 and $6,677,000, respectively. The portion of AFUDC attributable to equity funds is included in "Other Income (Expense)" and the portion attributable to borrowed funds is shown as a reduction of "Utility Interest Charges" in the consolidated statements of income. The costs of property retired are removed from utility plant and charged to accumulated depreciation.
                  We compute depreciation expense using the straight-line method over a period of 5 to 72 years. The composite weighted-average depreciation rates were 3.61% for 2003, 3.55% for 2002 and 3.45% for 2001.
                  Effective November 1, 2002, we adopted SFAS No. 143,
              "Accounting for Asset Retirement Obligations" (Statement 143), which addresses accounting and reporting for legal asset retirement obligations associated with the retirement of long-lived assets. Statement 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which the liability is incurred if a reasonable estimate of fair value can be made. We have determined that asset retirement obligations exist for our underground mains and services; however, the fair value of the obligation cannot be determined because the end of the system life is indeterminable.
                  Depreciation rates for utility plant are approved by our
              regulatory commissions. In North Carolina, we are required to conduct a depreciation study every five years and propose new depreciation rates for approval. No such five-year requirement exists in South Carolina or Tennessee; however, we periodically propose revised rates in those states based on depreciation studies. The approved depreciation rates are comprised of two components, one based on average service life and one based on cost of removal. Therefore, we accrue estimated costs of removal of long-lived assets through depreciation expense. In connection with the adoption of Statement 143, the cost of removal component of accumulated depreciation, that is, the "non-legal" asset retirement obligations, was reclassified to a regulatory liability "Asset retirement obligations" which totaled $245,879,000 as of October 31, 2003. Prior to adoption, this component was in "accumulated depreciation" and totaled $179,958,000 as of October 31, 2002.

              D. GOODWILL, EQUITY INVESTMENTS AND LONG-LIVED ASSETS.
              All of our goodwill is attributable to the regulated utility segment. We evaluate goodwill for impairment annually or more frequently if impairment indicators arise using the present value and invested capital techniques. The present value technique is based on discounted cash flows to estimate fair value. The invested capital technique is based on market multiples of companies that are representative of our peers in the natural gas distribution industry. These calculations are dependent on several subjective factors, including the timing of future cash flows, future growth rates and the discount rate. An impairment charge would be recognized if the carrying value of the reporting unit's goodwill exceeded its fair value. Through October 31, 2003, no impairment has been recognized.
                  The following presents the balance in goodwill as of October
              31, 2002 and 2003, and the changes for the year ended October 31, 2003. For further information on acquisitions, see Note 2 to the consolidated financial statements.

                       In thousands
                       ---------------------------------------------------------------------
                       Balance as of October 31, 2001                                $    --
                       Acquisition of NCGS                                             7,109
                       ---------------------------------------------------------------------
                       Balance as of October 31, 2002                                  7,109
                       Acquisition adjustment for NCGS                                    (2)
                       Acquisition of NCNG                                            42,150
                       Acquisition of EasternNC                                        1,139
                       Minority interest in EasternNC:
                         At acquisition                                                1,348
                         Income for the year                                            (820)
                       ---------------------------------------------------------------------
                       Balance as of October 31, 2003                                $50,924
                       =====================================================================

                  We review for impairment our investments in non-utility
              activities accounted for under the equity method and our long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Our reviews conducted during 2003 did not result in any impairment charges; however, we did write down our investment in propane marketing activities during 2002. For further information on our equity investments, see Note 10 to the consolidated financial statements.

              E. INVENTORIES.
              We maintain inventories on the basis of average cost. Cost for gas in storage is defined as the amount recoverable under rate schedules approved by the state regulatory commissions.

              F. DEFERRED PURCHASED GAS ADJUSTMENT.
              Rate schedules include purchased gas adjustment provisions that permit the recovery of gas costs. We periodically revise rates without formal rate proceedings to reflect changes in the cost of gas. Charges to cost of gas are based on the amount recoverable under approved rate schedules. The net of any over- or under-recoveries of gas costs are added to or deducted from cost of gas and included in "Refunds due customers" in the consolidated balance sheets.

              G. TAXES.
              We provide deferred income taxes for differences between the book and tax basis of assets and liabilities, principally attributable to accelerated tax depreciation, equity investments and the timing of the recording of revenues and cost of gas. We amortize deferred investment tax credits to income over the estimated useful life of the related property.
                  General taxes consist primarily of property taxes, payroll taxes and franchise taxes. Also included to a lesser degree are gross receipts taxes, excise tax on natural gas used by us and a state regulatory fee. Such taxes are not included in revenues and expenses.

              H. OPERATING REVENUES.
              In the quarter ended January 31, 2003, we performed an analysis of our revenue recognition practices and began recording revenues and cost of gas related to volumes delivered but not yet billed. Recording unbilled revenues changes the timing of revenue recognition from the cycle-billing method to the accrual method which is based on when the service is provided. The effect of the change was to increase net income $5,823,000 and earnings per share $.17 for the year ended October 31, 2003. Prior to 2003, we recognized revenues from meters read on a monthly cycle basis and deferred the cost of gas for volumes delivered but not yet billed.

              I. EARNINGS PER SHARE.
              We compute basic earnings per share using the weighted average number of shares of Common Stock outstanding during each period. A reconciliation of basic and diluted earnings per share for the years ended October 31, 2003, 2002 and 2001, is presented below:

                       IN THOUSANDS EXCEPT PER SHARE AMOUNTS                            2003      2002      2001
                       -----------------------------------------------------------------------------------------
                       Net Income                                                    $74,362   $62,217   $65,485
                       =========================================================================================
                       Average shares of Common Stock outstanding for basic
                         earnings per share                                           33,391    32,763    32,183
                       Contingently issuable shares under the Long-Term Incentive
                         Plan                                                            112       174       237
                       -----------------------------------------------------------------------------------------
                       Average shares of dilutive stock                               33,503    32,937    32,420
                       =========================================================================================
                       Earnings Per Share:
                         Basic                                                       $  2.23   $  1.90   $  2.03
                         Diluted                                                     $  2.22   $  1.89   $  2.02

              J. STATEMENT OF CASH FLOWS.
              For purposes of reporting cash flows, we consider instruments purchased with an original maturity at date of purchase of three months or less to be cash equivalents.

              K. RECENTLY ISSUED ACCOUNTING STANDARDS.
              We will adopt FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46), in our second quarter ending April 30, 2004. We believe that FIN 46 applies to our equity investments, all of which were acquired prior to February 1, 2003. We have evaluated the impact of FIN 46 on our equity method investments and concluded that we are not the primary beneficiary as we do not absorb a majority of the expected losses nor are we entitled to a majority of the residual returns. Accordingly, we believe the adoption of FIN 46 will not have a material effect on financial position or results of operations.
                  In December 2003, the FASB issued SFAS No. 132, "Employers'
              Disclosures about Pensions and Other Postretirement Benefits (Revised)" (Statement 132). Statement 132 requires additional disclosures about assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. We will adopt Statement 132 in our second quarter beginning February 1, 2004. We believe the adoption of Statement 132 will not have a material effect on financial position or results of operations.

              L. USE OF ESTIMATES.
              We make estimates and assumptions when preparing the consolidated financial statements. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.

              NOTES TO CONSOLIDATED
              FINANCIAL STATEMENTS

              M. RECLASSIFICATIONS.
              We have reclassified certain financial statement items for 2002 and 2001 to conform with the 2003 presentation.

------------------

Note 2:
------------------

ACQUISITIONS
------------------
               -----------------------------------------------------------------
              Effective at the close of business on September 30, 2003, we purchased for $417,500,000 in cash 100% of the common stock of NCNG from Progress Energy, Inc. (Progress). NCNG, a natural gas distributor, served approximately 176,000 customers in eastern North Carolina, including 57,000 customers served by four municipalities who were wholesale customers of NCNG. The purchase price for the NCNG common stock was increased by the amount of NCNG's working capital on the closing date. Based on a preliminary working capital schedule, the closing date working capital was $32,353,000. The preliminary working capital amount will be adjusted to actual under the terms of the purchase agreement in 2004. NCNG was merged into Piedmont immediately following the closing.
                  We also purchased for $7,500,000 in cash Progress' equity
              interest in EasternNC. EasternNC is a regulated utility that has a certificate of public convenience and necessity to provide natural gas service to 14 counties in eastern North Carolina that previously were not served with natural gas. Progress' equity interest in EasternNC consisted of 50% of EasternNC's outstanding common stock and 100% of EasternNC's outstanding preferred stock. We are obligated to purchase additional authorized but unissued shares of such preferred stock for $14,400,000.
                  We funded the purchases with short-term debt of $445,266,000 under a commercial paper program which is discussed in Note 6. On December 19, 2003, we sold $200,000,000 of medium-term notes and redeemed a portion of the outstanding commercial paper with the net proceeds.
                  We recorded the assets purchased at fair value, except for utility plant, franchises and consents and miscellaneous intangible property that were recorded at book value in accordance with Statement 71. Goodwill of $42,150,000 for NCNG and $1,139,000 for EasternNC was recorded in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets" (Statement 142), and will be subject to impairment analysis in future periods. Substantially all of the goodwill is expected to be deductible for tax purposes. All goodwill was assigned to the utility segment.
                  The following table summarizes the preliminary purchase price allocation of assets acquired and liabilities assumed as of September 30, 2003.

                       In thousands                                                      NCNG   EasternNC    Total
                       ---------------------------------------------------------------------------------------------
                       Utility plant, net                                            $381,567   $  8,952    $390,519
                       Investments, at equity                                           5,450         --       5,450
                       Current assets                                                  60,203      7,723      67,926
                       Goodwill                                                        42,150      1,139      43,289
                       Minority interest                                                   --      1,348       1,348
                       Non-current assets                                               2,603         --       2,603
                       ---------------------------------------------------------------------------------------------
                           Total assets acquired                                      491,973     19,162     511,135
                       Current liabilities                                            (32,879)   (11,646)    (44,525)
                       Non-current liabilities                                        (11,251)       (16)    (11,267)
                       ---------------------------------------------------------------------------------------------
                           Net assets acquired                                       $447,843   $  7,500    $455,343
                       =============================================================================================

                  We are in the process of evaluating and measuring certain
              assets acquired and liabilities assumed in the acquisition, primarily working capital. The allocation of the purchase price is subject to refinement according to terms specified in the stock purchase agreement and will be completed in 2004.
                  The primary reasons for these acquisitions are consistent with our strategy of pursuing profitable growth in our core natural gas distribution business in the Southeast. The reasons for the acquisitions and the factors that contributed to the goodwill include:
                  - A reasonable purchase price slightly above book value,
                  - The prospect of entering a market contiguous to our existing
                    North Carolina service areas where, as a combined company, we could realize on-going system benefits,
                  - The prospect of acquiring an operation that could be
                    integrated into our existing business systems and processes, and
                  - The opportunity to grow within a regulatory environment with which we are familiar.
                  Our consolidated results of operations for 2003 include the operations of NCNG and EasternNC since September 30, 2003. The following information for the years ended October 31, 2003 and 2002, is provided on an unaudited pro forma basis, assuming the acquisitions and the related permanent financing had occurred as of November 1, 2001:

                       IN THOUSANDS, EXCEPT PER SHARE AMOUNTS                              2003         2002
                       -------------------------------------------------------------------------------------
                       Operating revenues                                            $1,581,849   $1,145,958
                       Income from continuing operations                                 76,808       67,967
                       Net income                                                        76,808       67,967
                       Earnings per share                                            $     2.03   $     1.82
                       -------------------------------------------------------------------------------------

                  This unaudited pro forma information is not necessarily
              indicative of the results of operations had the acquisitions actually occurred at the beginning of our fiscal year 2002, nor is it indicative of future results.
                  Effective September 30, 2002, we purchased for $26,000,000 in cash substantially all of the natural gas distribution assets and certain of the liabilities of North Carolina Gas Service (NCGS), a division of NUI Utilities, Inc. The initial purchase price was reduced by $2,153,000 in 2003 due to adjusting estimated working capital to actual. Final determination of the purchase price allocation resulted in goodwill of $7,107,000. The transaction added 14,000 customers to our distribution system in the counties of Rockingham and Stokes, North Carolina.
                  Effective January 1, 2001, we purchased for cash the natural gas distribution assets of Atmos Energy Corporation located in the city of Gaffney and portions of Cherokee County, South Carolina. The acquisition was at book value of $6,625,000 and added 5,400 customers to our operations.

------------------

Note 3:
------------------

REGULATORY
MATTERS
------------------
               -----------------------------------------------------------------
              Our utility operations are subject to regulation by the North Carolina Utilities Commission (NCUC), the Public Service Commission of South Carolina (PSCSC) and the Tennessee Regulatory Authority (TRA) as to rates, service area, adequacy of service, safety standards, extensions and abandonment of facilities, accounting and depreciation. We are also subject to regulation by the NCUC as to the issuance of securities. The utility operations of EasternNC are subject to regulation by the NCUC.
                  In 1996, the NCUC ordered us to establish an expansion fund to enable the extension of natural gas service into unserved areas of the state. The expansion fund was funded with supplier refunds, plus investment income earned, that would otherwise be refunded to customers. In accordance with an NCUC order in 2002, we no longer deposit such refunds in the expansion fund. As of October 31, 2003, the balance of $6,094,000 in our expansion fund held by the state is included in "Restricted cash" with an offsetting liability included in "Refunds due customers" in the consolidated balance sheets.
                  In 2002, the PSCSC approved a gas cost hedging plan for the purpose of cost stabilization for customers. This plan is limited to 60% of our annual normalized sales volumes for South Carolina and operates off of historical pricing indices that are tied to future projected gas prices as traded on a national exchange. All properly accounted for costs incurred in accordance with the plan, except for certain personnel and administrative costs that are recovered in rates as operations and maintenance expenses, are deemed to be prudently incurred and are recovered in rates as a gas cost. We began hedging activities in April 2002 under the approved program.
                  Effective November 1, 2002, we implemented a hedging program in North Carolina under the terms of a generic order issued by the NCUC on February 26, 2002, as later clarified by a Piedmont-specific order dated October 18. This plan is limited to 60% of the annual normalized sales volumes for North Carolina and operates off of pricing indices that are tied to future projected gas prices as traded on a national exchange. We believe the plan is designed with limited subjective discretion in making purchases with little or no risk of speculation in the market. Prudently incurred gas costs associated with the hedging program are not pre-approved by the NCUC but are treated as gas costs subject to the annual gas cost prudency review based on information available at the time of the hedge, not at the time of the prudency review. Through October 31, 2003, we have recovered 100% of gas costs subject to prudency review.
                  On October 28, 2002, the NCUC issued an order approving an annual revenue increase of $13,889,000, effective November 1, 2002. This order also approved changes in cost allocations and rate design and changes in tariffs and service regulations.
                  On October 29, 2002, the PSCSC issued an order approving an annual revenue increase of $8,381,000, effective November 1, 2002. This order also approved new depreciation rates and changes in cost allocations and rate design and changes in tariffs and service regulations.
                  On March 31, 2003, NCNG filed an application with the NCUC requesting an increase in rates and charges along with changes in cost allocations and rate design and changes in tariffs and service regulations. On September 2, a settlement agreement supported by all parties in the proceeding was filed with the NCUC. The agreement provided for, among other things, an annual increase in NCNG's regulatory margin of $29,444,000. The NCUC issued an order in accordance with the agreement on October 30, effective November 1, 2003.
                  On April 29, 2003, we filed an application with the TRA
              requesting an annual increase in revenues along with changes in cost allocations and rate design and changes in tariffs and service regulations. On September 9, a settlement agreement with the Tennessee Consumer Advocate was filed with the TRA that, among other things,

              NOTES TO CONSOLIDATED
              FINANCIAL STATEMENTS

              increased revenues by $10,300,000 annually. On September 22, the TRA approved the settlement agreement and authorized increased rates, effective November 1, 2003.
                  On October 27, 2003, we filed a joint motion for clarification of the right of EasternNC to defer and collect its operations and maintenance expenses under prior NCUC orders. As part of EasternNC's certificate authorization, the NCUC recognized that EasternNC would not have a sufficient customer base from which to immediately collect its operations and maintenance expenses. The NCUC allowed EasternNC to defer its operations and maintenance expenses for up to eight years or until the first rate case order. The NCUC set the cap on deferred expenses at $15,000,000. On December 1, 2003, the NCUC confirmed that these deferred expenses should be treated as a regulatory asset for future recovery from customers to the extent they are deemed prudent and proper. Operations and maintenance costs totaling $2,913,000, including those expensed prior to September 30, 2003, have been deferred as a regulatory asset.

------------------

Note 4:
------------------

LONG-TERM DEBT
------------------
              ------------------------------------------------------------------
              All of our long-term debt is unsecured. Long-term debt as of October 31, 2003 and 2002, is summarized as follows:

                       IN THOUSANDS                                                      2003       2002
                       ---------------------------------------------------------------------------------
                       Senior Notes:
                           10.06%, due 2004                                          $  2,000   $  4,000
                           9.44%, due 2006                                             35,000     35,000
                           8.51%, due 2017                                             35,000     35,000
                       Medium-Term Notes:
                           6.23%, due 2003                                                 --     45,000
                           7.35%, due 2009                                             30,000     30,000
                           7.80%, due 2010                                             60,000     60,000
                           6.55%, due 2011                                             60,000     60,000
                           6.87%, due 2023                                             45,000     45,000
                           8.45%, due 2024                                             40,000     40,000
                           7.40%, due 2025                                             55,000     55,000
                           7.50%, due 2026                                             40,000     40,000
                           7.95%, due 2029                                             60,000     60,000
                       ---------------------------------------------------------------------------------
                                Total                                                 462,000    509,000
                       Less current maturities                                          2,000     47,000
                       ---------------------------------------------------------------------------------
                                Total                                                $460,000   $462,000
                       =================================================================================

                  Annual sinking fund requirements and maturities over the next five years are $2,000,000 in 2004, zero in 2005, $35,000,000 in
              2006 and zero in 2007 and 2008.
                  On December 19, 2003, we sold $100,000,000 of 5% and
              $100,000,000 of 6% medium-term notes available under a shelf registration filed with the Securities and Exchange Commission. The 5% note due 2013 and the 6% note due 2033 are each to be redeemed in a single payment at maturity.
                  The amount of cash dividends that may be paid on Common Stock is restricted by provisions contained in our note agreements under which long-term debt was issued, with those for the senior notes being the most restrictive. We cannot pay or declare any dividends or make any other distribution on any class of stock or make any investments in subsidiaries or permit any subsidiary to do any of the above (all of the foregoing being "restricted payments") except out of net earnings available for restricted payments. As of October 31, 2003, net earnings available for restricted payments were $352,389,000. Retained earnings as of this date were $259,476,000; therefore, none of our retained earnings were restricted.
                  We are subject to default provisions related to our long-term debt. The default provisions of our senior notes are:

                  - Failure to make principal, interest or sinking fund
                    payments,
                  - Interest coverage of 1.75 times,
                  - Total debt cannot exceed 70% of total capitalization,
                  - Funded debt of all subsidiaries in the aggregate cannot
                    exceed 15% of total company capitalization,
                  - Failure to make payments on any capitalized lease
                    obligation,
                  - Bankruptcy, liquidation or insolvency, and
                  - Final judgment against us in excess of $1 million that after
                    60 days is not discharged, satisfied or stayed pending appeal.

              The default provisions of our medium-term notes are:

                  - Failure to make principal, interest or sinking fund
                    payments,
                  - Failure after the receipt of a 90-day notice to observe or perform for any covenant or agreement on the part of Piedmont in the notes or in the indenture under which the notes were issued, and
                  - Bankruptcy, liquidation or insolvency.

                  Failure to satisfy any of the default provisions results in total outstanding issues of debt becoming due. There are cross default provisions in all debt agreements. Based upon our calculations, we met the default provisions as of October 31, 2003.

------------------

Note 5:
------------------
CAPITAL STOCK
------------------
              ------------------------------------------------------------------
              Changes in Common Stock for the years ended October 31, 2001, 2002 and 2003, are summarized as follows:

                       In thousands                                                  Shares     Amount
                       -------------------------------------------------------------------------------
                       Balance, October 31, 2000                                     31,914   $314,230
                           Issued to participants in the Employee Stock Purchase
                            Plan (ESPP)                                                  16        476
                           Issued to the Dividend Reinvestment and Stock Purchase
                            Plan (DRIP)                                                 461     14,913
                           Issued to participants in the Long-Term Incentive Plan
                            (LTIP)                                                       72      2,419
                       -------------------------------------------------------------------------------
                       Balance, October 31, 2001                                     32,463    332,038
                           Issued to ESPP                                                16        507
                           Issued to DRIP                                               546     18,039
                           Issued to LTIP                                                65      1,969
                       -------------------------------------------------------------------------------
                       Balance, October 31, 2002                                     33,090    352,553
                           Issued to ESPP                                                17        550
                           Issued to DRIP                                               484     17,375
                           Issued to LTIP                                                64      2,173
                       -------------------------------------------------------------------------------
                       Balance, October 31, 2003                                     33,655   $372,651
                       ===============================================================================

                  As of October 31, 2003, 2,910,000 shares of Common Stock were reserved for issuance as follows:

                       ESPP                                                            132,000
                       DRIP                                                          2,089,000
                       LTIP                                                            689,000
                       -----------------------------------------------------------------------
                                Total                                                2,910,000
                       =======================================================================

------------------

Note 6:
------------------

FINANCIAL
INSTRUMENTS
AND RELATED
FAIR VALUE
------------------
              ------------------------------------------------------------------
              Various banks provide lines of credit totaling $200,000,000 on a fee basis to finance current cash requirements. We have additional uncommitted lines of credit totaling $68,000,000 on a no fee and as needed, if available, basis. Short-term borrowings under the lines, with maturity dates of less than 90 days, include LIBOR cost-plus loans, transactional borrowings and overnight cost-plus loans based on the lending bank's cost of money, with a maximum rate of the lending bank's commercial prime interest rate.
                  In addition to these bank lines of credit, we also have a
              commercial paper program. This program was put in place to provide for the temporary financing of our acquisitions of NCNG and the equity interest in EasternNC. We can issue up to $450,000,000 in unsecured promissory notes that are backed by a $450,000,000 credit agreement expiring June 22, 2004. The notes issued under this program on September 29, 2003, were sold at a discount from face values at LIBOR cost-plus rates with maturities ranging from 1 to 30 days. On December 19, 2003, we sold $200,000,000 of long-term debt. The net proceeds of $198,334,000 were used to redeem commercial paper. For further information on long-term debt, see Note 4 to the consolidated financial statements.
                  As of October 31, 2003, outstanding borrowings under the lines of credit are included in "Notes payable" in the consolidated balance sheets and consisted of $109,500,000 in LIBOR cost-plus loans at a weighted average interest rate of 1.58%. As of October 31, 2003, outstanding borrowings under the commercial paper program were $445,559,000 at a weighted average interest rate of 1.16%.
                  Our principal business activity is the distribution of natural gas. As of October 31, 2003, gas receivables were $51,227,000 and other receivables were $7,435,000, net of an allowance for doubtful accounts of $2,743,000. We believe that we have provided an adequate allowance for any receivables which may not be ultimately collected.
                  The carrying amounts in the consolidated balance sheets of cash and cash equivalents, restricted cash, receivables, notes payable and accounts payable approximate their fair values due to the short-term nature of these financial instruments. Based on quoted market prices of similar issues having the same remaining maturities,

              NOTES TO CONSOLIDATED
              FINANCIAL STATEMENTS

              redemption terms and credit ratings, the estimated fair value amounts of long-term debt as of October 31, 2003 and 2002, including current portion, were as follows:

                                                                                   2003                    2002
                                                                           --------------------    --------------------
                                                                           CARRYING        FAIR    CARRYING        FAIR
                       IN THOUSANDS                                          AMOUNT       VALUE      AMOUNT       VALUE
                       ------------------------------------------------------------------------------------------------
                       Long-term debt                                      $462,000    $506,882    $509,000    $589,503

                  The use of different market assumptions or estimation
              methodologies could have a material effect on the estimated fair value amounts. The fair value amounts do not reflect principal amounts that we will ultimately be required to pay.
                  We purchase natural gas for our regulated operations for
              resale under tariffs approved by the state regulatory commissions having jurisdiction over the service area where the customer is located. We recover the cost of gas purchased for regulated operations through purchased gas cost recovery mechanisms. We structure the pricing, quantity and term provisions of our gas supply contracts to maximize flexibility and minimize cost and risk for our customers. We have a management-level Energy Risk Management Committee that monitors risks in accordance with our risk management policies.
                  During the year ended October 31, 2003, we purchased and sold financial options for natural gas for our Tennessee gas purchase portfolio. As of October 31, 2003, we had forward positions for December 2003 through March 2004. The cost of these options and all other gas costs incurred are components of and are recovered under the guidelines of the Tennessee Incentive Plan. This plan establishes an incentive-sharing mechanism based on differences in the actual cost of gas purchased and benchmark amounts determined by published market indices. These differences, after applying a monthly 1% positive or negative deadband, together with margin from marketing transportation and capacity in the secondary market and margin from secondary market sales of gas, are subject to an overall annual cap of $1,600,000 for shareholder gains or losses. The net gains or losses on gas costs within the deadband (99% to 101% of the benchmark) are not subject to sharing under the plan and are allocated to customers. Any net gains or losses on gas costs outside the deadband are combined with capacity management benefits and shared between customers and shareholders, subject to the annual cap. The net overall annual performance results are collected from or refunded to customers, subject to the cap.
                  During the year ended October 31, 2003, we purchased and sold financial options for natural gas for our South Carolina gas purchase portfolio. As of October 31, 2003, we had forward positions for December 2003 through March 2004. The costs of these options are pre-approved by the PSCSC for recovery from customers subject to our following the provisions of the gas cost hedging plan. The hedging program uses a matrix of historic, inflation-adjusted gas prices over the past four years plus the current season, with a heavier weighting on current data, as the basis for determining the purchase of financial instruments. The hedging portfolio is diversified over a rolling 24 months with a short-term focus (one to 12 months) and a long-term focus (13 to 24 months). Hedges are executed within the parameters of the matrix compared with NYMEX monthly prices as reviewed on a daily basis. We believe the plan is very structured in composition and designed to limit subjective discretion in making hedging decisions.
                  During the year ended October 31, 2003, we purchased and sold financial options for natural gas for our North Carolina gas purchase portfolio. As of October 31, 2003, we had forward positions for December 2003 through March 2004. The operation of the hedging program is identical to that of the South Carolina hedging program.
                  There is no income statement impact of the North Carolina and
              South Carolina programs as all costs and related gain or loss amounts are passed through to customers under regulatory gas cost recovery mechanisms and are recorded in "Refunds due customers," a regulatory liability. We mark the derivative instruments to market under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (Statement 133), with a corresponding entry to "Refunds due customers." As of October 31, 2003, the amount in "Refunds due customers" is net of $6,300,000 due from customers for the costs of the North Carolina and South Carolina hedging programs and the related mark-to-market adjustments.

------------------

Note 7:
------------------

LEASES
------------------
              ------------------------------------------------------------------
              We lease certain buildings, land and equipment for use in our operations under noncancelable capital and operating leases. EasternNC leases one of its primary real properties under a noncancelable operating lease that expires in July 2007, and EasternNC has capital leases for equipment.
                  For the years ended October 31, 2003, 2002 and 2001, operating lease rentals totaled $4,543,000, $4,520,000 and $4,400,000, respectively.

                  Future minimum lease obligations, excluding taxes and other expenses, for leases in effect as of October 31, 2003, are payable as follows:

                                                                                     Capital   Operating
                       In thousands                                                  Leases     Leases
                       ---------------------------------------------------------------------------------
                       2004                                                            $14      $ 4,786
                       2005                                                             --        4,024
                       2006                                                             --        2,775
                       2007                                                             --        1,797
                       2008                                                             --        1,122
                       Thereafter                                                       --        2,519
                       ---------------------------------------------------------------------------------
                           Total minimum obligations                                    14      $17,023
                                                                                               =========
                       Less amount representing interest                                --
                       ---------------------------------------------------------------------------------
                       Present value of net minimum obligations                         14
                       Less current portion                                             14
                       ---------------------------------------------------------------------------------
                       Long-term portion                                               $--
                       =================================================================================

------------------

Note 8:
------------------

EMPLOYEE
BENEFIT
PLANS
------------------
              ------------------------------------------------------------------
              We have a defined-benefit pension plan for the benefit of eligible full-time employees. An employee becomes eligible on the January 1 or July 1 following either the date on which he or she attains age 30 or attains age 21 and completes 1,000 hours of service during the 12-month period commencing on the employment date. Plan benefits are generally based on credited years of service and the level of compensation during the five consecutive years of the last ten years prior to retirement during which the participant received the highest compensation. Our policy is to fund the plan in an amount not in excess of the amount that is deductible for income tax purposes. Plan assets consist primarily of marketable securities and cash equivalents. We amend the plan from time to time in accordance with changes in tax law.
                  We provide certain postretirement health care and life
              insurance benefits to eligible full-time employees. Employees are first eligible to retire and receive these benefits at age 55 with ten or more years of service after the age of 45. The liability associated with such benefits is funded in irrevocable trust funds that can only be used to pay the benefits.
                  In connection with the acquisition of NCNG discussed in Note 2 to the consolidated financial statements, we acquired pension and other postretirement benefit obligations (OPEB) related to former employees of NCNG. Cash equal to the liability for the pension benefits, estimated to be $34,481,000 as of October 31, 2003, will be transferred from Progress in 2004 and is expected to be maintained in a separate "frozen" plan for the next several years. The transferred active pension plan participants began accruing benefits under the Piedmont pension plan as of October 1, 2003. As of October 31, 2003, the estimated OPEB obligation of $9,718,000 for former employees of NCNG is included in "Other" in "Deferred Credits and Other Liabilities" in the consolidated balance sheets. There are no assets attributable to this liability to be transferred from Progress.

              NOTES TO CONSOLIDATED
              FINANCIAL STATEMENTS

                  A reconciliation of changes in the plans' benefit obligations and fair value of assets for the years ended October 31, 2003 and 2002, and a statement of the funded status as recorded in the consolidated balance sheets as of October 31, 2003 and 2002, are presented below:

                                                                                 2003        2002        2003        2002
                                                                             --------------------    --------------------
                       In thousands                                            Pension Benefits         Other Benefits
                       --------------------------------------------------------------------------------------------------
                       Change in benefit obligation:
                           Obligation at beginning of year                   $149,693    $148,011    $ 25,632    $ 24,987
                           Obligation of NCNG at date of acquisition               --          --       9,718          --
                           Service cost                                         6,060       5,456         808         542
                           Interest cost                                       10,114       9,729       2,128       1,696
                           Plan amendments                                         --       2,474       5,894          --
                           Actuarial (gain) loss                                7,544      (9,031)      1,844         524
                           Benefit payments                                    (8,160)     (6,946)     (2,344)     (2,117)
                           Recognized liabilities of the NCNG plan             34,481          --          --          --
                       --------------------------------------------------------------------------------------------------
                                Obligation at end of year                    $199,732    $149,693    $ 43,680    $ 25,632
                       ==================================================================================================
                       Change in fair value of plan assets:
                           Fair value of plan assets at beginning of year    $125,056    $135,981    $ 11,311    $ 11,210
                           Actual return (loss) on plan assets                 11,765      (3,979)        379          88
                           Employer contributions                                 979          --       2,590       1,721
                           Administrative expenses                               (290)         --          --          --
                           Recognized assets of the NCNG Plan                  34,481          --          --          --
                           Benefit payments                                    (8,160)     (6,946)     (1,841)     (1,708)
                       --------------------------------------------------------------------------------------------------
                                Fair value of plan assets at end of year     $163,831    $125,056    $ 12,439    $ 11,311
                       ==================================================================================================
                       Funded status:
                           Funded status at end of year                      $(35,901)   $(24,637)   $(31,241)   $(14,321)
                           Unrecognized transition obligation                      --          13       8,791       9,670
                           Unrecognized prior-service cost                      7,160       8,092       5,035          --
                           Unrecognized actuarial gain (loss)                  20,853      10,570       6,275       4,192
                       --------------------------------------------------------------------------------------------------
                                Accrued benefit liability                    $ (7,888)   $ (5,962)   $(11,140)   $   (459)
                       ==================================================================================================

                  Net periodic benefit cost for the years ended October 31,
              2003, 2002 and 2001, includes the following components:

                                                                         2003       2002       2001     2003     2002     2001
                                                                     ------------------------------   ------------------------
                       In thousands                                         Pension Benefits               Other Benefits
                       -------------------------------------------------------------------------------------------------------
                       Service cost                                  $  6,060   $  5,456   $  4,890   $  808   $  542   $  573
                       Interest cost                                   10,114      9,729      9,278    2,128    1,696    1,636
                       Expected return on plan assets                 (13,375)   (14,976)   (14,359)    (817)    (913)    (839)
                       Amortization of transition obligation               14         14         14      879      879      879
                       Amortization of prior-service cost                 931        903        762      859       --       --
                       Amortization of actuarial (gain) loss             (840)      (872)    (1,781)     198       46       --
                       -------------------------------------------------------------------------------------------------------
                           Net periodic benefit cost                 $  2,904   $    254   $ (1,196)  $4,055   $2,250   $2,249
                       =======================================================================================================

                  In determining the market-related value of plan assets, we use the following methodology. Each year, the asset gain or loss is determined by comparing the fund's actual return to the expected return, based on the disclosed expected return on investment assumption. Each year's asset gain or loss is then recognized ratably over a five-year period. Thus, the market-related value of assets as of the balance sheet date is determined by adjusting the market value of assets by the portion of the prior five years' gains or losses that has not yet been recognized. This method has been applied consistently in all years presented. The discount rate can vary from plan year to plan year. October 31 is the measurement date for the plans. The benchmark consistently used in determining the discount rate is Moody's AA bond index (adjusted to be an equivalent annual rate), plus no more than 25 basis points. As of October 31, 2003, the benchmark was 6.20%.
                  We amortize unrecognized prior-service cost over the average remaining service period for active employees. We amortize the unrecognized transition obligation over the average remaining service period for active employees expected to receive benefits under the plan as of the date of transition. We amortize gains and losses in excess of

              10% of the greater of the benefit obligation and the market-related value of assets over the average remaining service period of active employees. The method of amortization in all cases is straight-line.
                  The weighted average assumptions used in the measurement of the benefit obligation as of October 31, 2003, 2002 and 2001, are presented below:

                                                                               2003   2002   2001   2003   2002   2001
                                                                               ------------------   ------------------
                                                                                Pension Benefits      Other Benefits
                       -----------------------------------------------------------------------------------------------
                       Discount rate                                           6.25%  7.00%  6.75%  6.25%  7.00%  7.00%
                       Expected long-term rate of return on plan assets        8.50%  9.50%  9.50%  8.50%  9.50%  9.25%
                       Rate of compensation increase                           3.97%  3.97%  4.75%  3.97%  3.97%  4.50%

                  The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation for the medical plans for participants aged less than 65 are 10% for 2003, declining gradually to 5% in 2010 and remaining at that level thereafter. For those participants aged greater than 65, the assumed health care cost trend rates are 13% for 2003, declining gradually to 5% in 2012 and remaining at that level thereafter. The health care cost trend rate assumptions have a significant effect on the amounts reported. A change of 1% in the assumed health care cost trend rates would have the following effects:

                       In thousands                                                  1% Increase   1% Decrease
                       ---------------------------------------------------------------------------------------
                       Effect on total of service and interest cost components of net periodic postretirement health care benefit cost for
                         the year ended October 31, 2003                               $  123        $  (114)
                       Effect on the health care component of the accumulated
                         postretirement benefit obligation as of October 31, 2003      $1,985        $(1,713)

                  We maintain salary investment plans which are profit-sharing plans under Section 401(a) of the Internal Revenue Code of 1986, as amended (the Tax Code), which include qualified cash or deferred arrangements under Tax Code Section 401(k). Employees who have completed six months of service are eligible to participate. Participants may defer a portion of their base salary to the plans and we match a portion of their contributions. For the years ended October 31, 2003, 2002 and 2001, our matching contributions totaled $2,315,000, $2,244,000 and $2,189,000, respectively. All contributions vest immediately. There are numerous investment options available to enable participants to diversify their accounts. Participants may invest in Piedmont stock up to a maximum of 20% of their account.

------------------

Note 9:
------------------
INCOME TAXES
------------------
              ------------------------------------------------------------------
              The components of income tax expense for the years ended October 31, 2003, 2002 and 2001, are as follows:

                                                                               2003               2002               2001
                                                                   ----------------   ----------------   ----------------
                       IN THOUSANDS                                FEDERAL    STATE   FEDERAL    STATE   FEDERAL    STATE
                       --------------------------------------------------------------------------------------------------
                       Income taxes charged to operations:
                           Current                                 $(4,581)  $ (959)  $15,482   $4,410   $23,959   $4,558
                           Deferred                                 38,252    7,931    10,711      737     4,933    1,683
                           Amortization of investment tax credits     (550)      --      (556)      --      (558)      --
                       --------------------------------------------------------------------------------------------------
                                Total                               33,121    6,972    25,637    5,147    28,334    6,241
                       --------------------------------------------------------------------------------------------------
                       Income taxes charged to other income:
                           Current                                   7,685    1,561     5,424      952     4,685    1,036
                           Deferred                                   (623)     (99)    2,174      460     1,299      280
                       --------------------------------------------------------------------------------------------------
                                Total                                7,062    1,462     7,598    1,412     5,984    1,316
                       --------------------------------------------------------------------------------------------------
                                    Total income tax expense       $40,183   $8,434   $33,235   $6,559   $34,318   $7,557
                       ==================================================================================================

                  A reconciliation of income tax expense at the federal
              statutory rate to recorded income tax expense for the years ended October 31, 2003, 2002 and 2001, is as follows:

                       IN THOUSANDS                                                     2003      2002      2001
                       -----------------------------------------------------------------------------------------
                       Federal taxes at 35%                                          $43,043   $35,704   $37,576
                       State income taxes, net of federal benefit                      5,482     4,263     4,912
                       Amortization of investment tax credits                           (550)     (556)     (558)
                       Other, net                                                        642       383       (55)
                       -----------------------------------------------------------------------------------------
                           Total income tax expense                                  $48,617   $39,794   $41,875
                       =========================================================================================

              NOTES TO CONSOLIDATED
              FINANCIAL STATEMENTS

                  As of October 31, 2003 and 2002, deferred income taxes
              consisted of the following temporary differences:

                       IN THOUSANDS                                                      2003       2002
                       ---------------------------------------------------------------------------------
                       Utility plant                                                 $178,133   $151,584
                       Equity investments                                              17,369     16,648
                       Revenues and cost of gas                                        25,035      5,172
                       Other, net                                                     (15,085)   (13,745)
                       ---------------------------------------------------------------------------------
                           Net deferred income taxes                                 $205,452   $159,659
                       =================================================================================

                  As of October 31, 2003 and 2002, total deferred income tax liabilities were $217,476,000 and $169,918,000 and total deferred income tax assets were $12,024,000 and $10,259,000, respectively.
                  We are currently under audit by the Internal Revenue Service for the year ended October 31, 2001. We are not aware of any potential tax issues that would materially affect financial position. Although the ultimate outcome of the audit and the final impact cannot be predicted with certainty, we believe that the resolution of the audit will not have a material adverse effect on financial position.

------------------

Note 10:
------------------

EQUITY
INVESTMENTS
------------------
              ------------------------------------------------------------------
              The consolidated financial statements include the accounts of wholly owned subsidiaries whose investments in joint venture, energy-related businesses are accounted for under the equity method. Piedmont Greenbrier Pipeline Company, LLC, is a wholly owned subsidiary of Piedmont Natural Gas Company. Another wholly owned subsidiary of Piedmont Natural Gas Company, Piedmont Energy Partners, Inc., is a holding company for certain other wholly owned subsidiaries. These subsidiaries include Piedmont Intrastate Pipeline Company, Piedmont Interstate Pipeline Company, Piedmont Propane Company and Piedmont Energy Company. Our ownership interest in each entity is recorded in "Investments in non-utility activities, at equity" in the consolidated balance sheets. Earnings or losses from equity investments are recorded in "Non-utility activities, at equity" in "Other Income (Expense)" in the consolidated statements of income.
                  As of October 31, 2003, the amount of our retained earnings that represents undistributed earnings of 50% or less owned entities accounted for by the equity method was $23,056,000.

              PIEDMONT INTRASTATE PIPELINE COMPANY
              Piedmont Intrastate Pipeline Company owns 21.48% of the membership interests in Cardinal Pipeline Company, L.L.C., a North Carolina limited liability company. With the acquisition of NCNG, we acquired an additional 5.03% interest in Cardinal over our previous interest of 16.45%. The other members are subsidiaries of The Williams Companies, Inc., and SCANA Corporation. Cardinal owns and operates an intrastate natural gas pipeline in North Carolina and is regulated by the NCUC. Cardinal has firm service agreements with local distribution companies, including Piedmont, for 100% of the firm transportation capacity on the pipeline. Cardinal is dependent on the Williams-Transco pipeline system to deliver gas into its system for service to its customers. Cardinal's long-term debt is secured by Cardinal's assets and by each member's equity investment in Cardinal.
                  We have related party transactions with Cardinal as a
              transportation customer. We record in cost of gas the transportation costs charged by Cardinal. For the years ended October 31, 2003, 2002 and 2001, these gas costs were $1,713,000,
              $1,475,000 and $1,475,000, respectively. As of October 31, 2003 and 2002, we owed Cardinal $394,000 and $123,000, respectively.
                  Summarized unaudited financial information provided to us by
              Cardinal for 100% of Cardinal as of and for the twelve months ended September 30, 2003, 2002 and 2001, is presented below.

                       IN THOUSANDS                                                     2003      2002      2001
                       -----------------------------------------------------------------------------------------
                       Current assets                                                $ 9,218   $11,339   $ 7,988
                       Non-current assets                                             93,333    95,256    97,897
                       Current liabilities                                             4,054     5,416     3,187
                       Non-current liabilities                                        41,280    43,200    45,120
                       Revenues                                                       16,880    17,124    17,124
                       Gross profit                                                   16,880    17,124    17,124
                       Income before income taxes                                      9,211     9,401    10,005

              PIEDMONT INTERSTATE PIPELINE COMPANY
              Piedmont Interstate Pipeline Company owns 40.0587% of the membership interests in Pine Needle LNG Company, L.L.C., a North Carolina limited liability company. With the acquisition of NCNG, we acquired an additional 5.0587% interest in Pine Needle over our previous interest of 35%. The other members are subsidiaries of The Williams Companies, Inc., SCANA Corporation and Amerada Hess Corporation, and the Municipal Gas Authority of Georgia. Pine Needle owns an interstate liquefied natural gas (LNG) storage facility in North Carolina and is regulated by the Federal Energy Regulatory Commission (FERC). Storage capacity of the facility is fully subscribed
 42
              under firm service agreements with customers. We subscribe to approximately 64% of this capacity to provide gas for peak-use periods when demand is the highest. Pine Needle enters into interest-rate swap agreements to modify the interest characteristics of its long-term debt. Movements in the mark-to-market value of these agreements are recorded in "Accumulated other comprehensive income" in the consolidated balance sheets as a hedge under Statement 133. Pine Needle's long-term debt is secured by Pine Needle's assets and by each member's equity investment in Pine Needle.
                  We have related party transactions with Pine Needle as a
              customer. We record in cost of gas the storage costs charged by Pine Needle. For the years ended October 31, 2003, 2002 and 2001, these gas costs were $10,649,000, $10,898,000 and $11,266,000, respectively. As of October 31, 2003 and 2002, we owed Pine Needle $1,033,000 and $895,000, respectively.
                  Summarized unaudited financial information provided to us by
              Pine Needle for 100% of Pine Needle as of and for the twelve months ended September 30, 2003, 2002 and 2001, is presented below.

                       IN THOUSANDS                                                     2003      2002       2001
                       ------------------------------------------------------------------------------------------
                       Current assets                                                $11,931   $12,662   $ 10,494
                       Non-current assets                                             97,425    98,309    101,060
                       Current liabilities                                             9,088     6,495      3,375
                       Non-current liabilities                                        50,759    55,856     55,908
                       Revenues                                                       20,013    20,253     20,271
                       Gross profit                                                   20,013    20,253     20,271
                       Income before income taxes                                      9,320    10,357     10,916

              PIEDMONT PROPANE COMPANY
              Piedmont Propane Company owns 20.69% of the membership interests in US Propane, L.P. The other members are subsidiaries of TECO Energy, Inc., AGL Resources, Inc., and Atmos Energy Corporation. US Propane owns all of the general partnership interest and approximately 26% of the limited partnership interest in Heritage Propane Partners, L.P. (Heritage Propane), a marketer of propane through a nationwide retail distribution network. Heritage Propane utilizes hedging transactions to provide protection against significant fluctuations in prices. Movements in the mark-to-market value of these agreements are recorded in "Accumulated other comprehensive income" in the consolidated balance sheets as a hedge under Statement 133 and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (Statement 149). Heritage Propane also buys and sells financial instruments for trading purposes through a wholly owned subsidiary. Financial instruments utilized in connection with the liquids marketing activity are accounted for using the mark-to-market method of accounting.
                  In July 2002, we recorded a pre-tax loss in value of
              $1,366,000 on our investment in US Propane due to an other than temporary decline in the value of the general partnership interest in Heritage Propane. This other than temporary loss was calculated based on estimated future cash flow projections that reflect actual and projected customer growth assumptions for Heritage Propane.
                  The limited partnership agreement of US Propane requires that in the event of liquidation, all limited partners would be required to restore capital account deficiencies, including any unsatisfied obligations of the partnership. Under the agreement, our maximum capital account restoration is $10,000,000. As of October 31, 2003, our capital account was positive.
                  On November 7, 2003, we, along with the other members of US
              Propane, entered into an agreement to sell the general and limited partnership interests in Heritage Propane to a third party for $130,000,000. Our share of the sales proceeds is expected to be $26,897,000. In connection with the sale, US Propane will retain approximately 180,000 common units of Heritage Propane for ultimate distribution to US Propane's members. Subject to regulatory approvals and financing conditions, closing is expected to occur in January 2004.
                  Summarized audited financial information for Heritage Propane for 100% of Heritage Propane as of and for its fiscal years ended August 31, 2003, 2002 and 2001, is presented below.

                       IN THOUSANDS                                                      2003       2002       2001
                       --------------------------------------------------------------------------------------------
                       Current assets                                                $ 94,138   $ 95,387   $138,263
                       Non-current assets                                             644,701    621,877    619,904
                       Current liabilities                                            151,027    122,069    127,655
                       Non-current liabilities                                        360,762    420,021    423,748
                       Minority interest                                                4,002      3,564      5,350
                       Revenues                                                       571,476    462,325    543,975
                       Gross profit                                                   274,320    224,140    237,419
                       Income before income taxes                                      32,165      4,902     19,710

              NOTES TO CONSOLIDATED
              FINANCIAL STATEMENTS

              PIEDMONT ENERGY COMPANY
              Piedmont Energy Company owns 30% of the membership interests in SouthStar Energy Services LLC, a Delaware limited liability company. The remaining non-controlling 70% interest is owned by a subsidiary of AGL Resources, Inc. Key governance provisions in the LLC agreement require unanimous approval of the members. SouthStar sells natural gas to residential, commercial and industrial customers in the southeastern United States; however, SouthStar conducts most of its business in the unregulated retail gas market in Georgia.
                  The Operating Policy of SouthStar contains a provision for the disproportionate sharing of earnings in excess of a threshold per annum, cumulative pre-tax return of 17%. This threshold is not reached until all prior period losses are recovered. Earnings below the 17% return threshold are allocated to members based on their ownership percentages. Earnings above the threshold are allocated at various percentages based on actual margin generated in four defined geographic service areas. The earnings test is based on SouthStar's fiscal year ending December 31. As of October 31, 2003 and 2002, we recognized as equity earnings only the amounts that we believe have been earned as the calculation methodologies and interpretations of the Operating Policy that impact the members' disproportionate earnings sharing percentages had not been agreed to by the members. Accordingly, we recorded pre-tax earnings from SouthStar for the years ended October 31, 2003 and 2002, at overall percentages of 20% and 24%, respectively.
                  On December 31, 2003, we entered into an agreement in
              principle with the other member of SouthStar that addressed a number of matters under the LLC Agreement and the Operating Policy, including the resolution of certain disproportionate sharing issues. Based on this agreement in principle and consistent with the understandings reached by the members that are yet to be documented, we estimate that we will record an increase in pre-tax earnings from SouthStar of $2,491,000 in the first quarter of our fiscal year 2004.
                  SouthStar utilizes financial contracts to hedge the variable cash flows associated with changes in the price of natural gas. These financial contracts, in the form of futures, options and swaps, are considered to be derivatives and fair value is based on selected market indices. Those derivative transactions that qualify as cash flow hedges are reflected in SouthStar's balance sheet at the fair values of the open positions, with the corresponding unrealized gain or loss included in "Accumulated other comprehensive income" under Statement 133 and Statement 149. Those derivative transactions that are not designated as hedges are reflected in SouthStar's balance sheet with the corresponding unrealized gain or loss included in cost of sales in SouthStar's income statement. SouthStar does not enter into or hold derivatives for trading or speculative purposes. SouthStar also enters into weather derivative contracts for hedging purposes in order to preserve margins in the event of warmer-than-normal weather in the winter months. These contracts are accounted for using the intrinsic value method under the guidelines of Emerging Issues Task Force Issue No. 99-2, "Accounting for Weather Derivatives."
                  Atlanta Gas Light Company (AGLC), under the terms of its
              tariffs with the Georgia Public Service Commission, has required SouthStar's members to guarantee SouthStar's ability to pay AGLC's fees for local delivery service. Piedmont Energy Company, through its parent Piedmont Energy Partners, has guaranteed its 30% share of SouthStar's obligation with AGLC with a letter of credit with a bank in the amount of $15,000,000 that expires on July 30, 2004. On November 25, 2003, Piedmont Energy Company increased its guarantee with an additional letter of credit of $3,108,000 that expires on August 4, 2004.
                  We have related party transactions with SouthStar which
              purchases wholesale gas supplies from us. For the years ended October 31, 2003, 2002 and 2001, such operating revenues totaled $898,000, $10,744,000 and $12,192,000, respectively. As of October
              31, 2003 and 2002, SouthStar owed us $1,000 and $1,162,000, respectively.
                  Summarized unaudited financial information provided to us by
              SouthStar for 100% of SouthStar as of and for the twelve months ended September 30, 2003, 2002 and 2001, is presented below.

                       IN THOUSANDS                                                      2003       2002       2001
                       --------------------------------------------------------------------------------------------
                       Current assets                                                $168,302   $134,113   $140,125
                       Non-current assets                                               1,099      1,228      2,688
                       Current liabilities                                             48,568     61,990     33,891
                       Non-current liabilities                                             --         --     35,464
                       Revenues                                                       727,871    606,191    817,687
                       Gross profit                                                    99,618    124,315    117,306
                       Income before income taxes                                      55,805     54,308     23,708

              PIEDMONT GREENBRIER PIPELINE COMPANY
              As of October 31, 2003, Piedmont Greenbrier Pipeline Company, LLC, owned 33% of the membership interests in Greenbrier Pipeline Company, LLC (Greenbrier). The other member was a subsidiary of Dominion Resources, Inc. Greenbrier was formed to build an interstate gas pipeline from West Virginia to North Carolina. On November 6, 2003, we sold our interest in Greenbrier to Dominion Resources for our book value of $9,199,000.

                  Summarized unaudited financial information provided to us by
              Greenbrier for 100% of Greenbrier as of and for the twelve months ended September 30, 2003, 2002 and 2001, is presented below.

                       IN THOUSANDS                                                     2003      2002     2001
                       ----------------------------------------------------------------------------------------
                       Current assets                                                $   305   $ 2,501   $2,343
                       Non-current assets                                             27,702    18,684       --
                       Current liabilities                                               130       380       --
                       Non-current liabilities                                            --        --       --
                       Revenues                                                            2        --       --
                       Gross profit                                                        2        --       --
                       Income before income taxes                                        380       317       --

------------------

Note 11:
------------------

BUSINESS
SEGMENTS
------------------
              ------------------------------------------------------------------
              Due to organizational changes, largely resulting from the acquisitions of NCNG and the equity interest in EasternNC, we redefined our reportable business segments effective October 1, 2003. Based on products and services, regulatory environments and our current corporate organization and business decision-making activities, we have two reportable business segments, regulated utility and non-utility activities. Operations of our regulated utility segment are conducted by the parent company and by EasternNC. Operations of our non-utility activities segment comprise all of our other ventures. These operations are primarily conducted by Piedmont Intrastate Pipeline Company, Piedmont Interstate Pipeline Company, Piedmont Energy Company, Piedmont Propane Company and Piedmont Greenbrier Pipeline Company. We have restated all prior periods presented to reflect the change in reportable segments.
                  Operations of the regulated utility segment are reflected in operating income in the consolidated statements of income. Operations of the non-utility activities segment are included in "Other Income (Expense)" in the consolidated statements of income in either "Non-utility activities, at equity" or "Non-operating income."
                  We evaluate the performance of the regulated utility segment based on margin, operations and maintenance expenses and operating income. We evaluate the performance of the non-utility activities segment based on income from non-utility activities, at equity, and investment in non-utility activities, at equity. All of our operations are within the United States. No single customer's revenues to us exceed 10% of our consolidated revenues.

              NOTES TO CONSOLIDATED
              FINANCIAL STATEMENTS

                  Operations by segment for the years ended October 31, 2003,
              2002 and 2001, are presented below:

                                                                                      Regulated   Non-Utility
                       In thousands                                                     Utility    Activities        Total
                       ---------------------------------------------------------------------------------------------------
                       2003
                       Revenues from external customers                              $1,220,822    $     --     $1,220,822
                       Margin                                                           382,880          --        382,880
                       Operations and maintenance expenses                              152,107          73        152,180
                       Depreciation                                                      63,164          --         63,164
                       Operating income                                                 143,199        (132)       143,067
                       Income before income taxes and minority interest                 106,150      17,649        123,799
                       Total assets                                                   2,214,566     112,690      2,327,256
                       Income from non-utility activities, at equity                         --      17,972         17,972
                       Investments in non-utility activities, at equity                      --      96,191         96,191
                       Construction expenditures                                         80,405          --         80,405
                       ---------------------------------------------------------------------------------------------------
                       2002
                       Revenues from external customers                              $  832,028    $     --     $  832,028
                       Margin                                                           335,794          --        335,794
                       Operations and maintenance expenses                              133,427         348        133,775
                       Depreciation                                                      57,593          --         57,593
                       Operating income                                                 120,911        (465)       120,446
                       Income before income taxes and minority interest                  83,525      18,486        102,011
                       Total assets                                                   1,397,900      95,302      1,493,202
                       Income from non-utility activities, at equity                         --      19,207         19,207
                       Investments in non-utility activities, at equity                      --      80,342         80,342
                       Construction expenditures                                         83,831          --         83,831
                       ---------------------------------------------------------------------------------------------------
                       2001
                       Revenues from external customers                              $1,107,856    $     --     $1,107,856
                       Margin                                                           337,978        (264)       337,714
                       Operations and maintenance expenses                              133,422         314        133,736
                       Depreciation                                                      52,060           5         52,065
                       Operating income                                                 128,544        (547)       127,997
                       Income before income taxes and minority interest                  92,038      15,322        107,360
                       Total assets                                                   1,353,152      83,567      1,436,719
                       Income from non-utility activities, at equity                         --      16,271         16,271
                       Investments in non-utility activities, at equity                      --      82,287         82,287
                       Construction expenditures                                         90,573          --         90,573
                       ---------------------------------------------------------------------------------------------------

                  A reconciliation to the consolidated financial statements for the years ended October 31, 2003, 2002 and 2001, is presented below:

                       IN THOUSANDS                                                        2003         2002         2001
                       --------------------------------------------------------------------------------------------------
                       Operating Income:
                           Segment operating income                                  $  143,067   $  120,446   $  127,997
                           Utility income taxes                                         (40,093)     (30,784)     (34,575)
                           Non-utility activities                                           132          465          547
                       --------------------------------------------------------------------------------------------------
                                Operating income                                     $  103,106   $   90,127   $   93,969
                       ==================================================================================================
                       Net Income:
                           Income before income taxes and minority interest for
                             reportable segments                                     $  123,799   $  102,011   $  107,360
                           Income taxes                                                  48,617       39,794       41,875
                           Minority interest                                                820           --           --
                       --------------------------------------------------------------------------------------------------
                                Net income                                           $   74,362   $   62,217   $   65,485
                       ==================================================================================================
                       Consolidated Assets:
                           Total assets for reportable segments                      $2,327,256   $1,493,202   $1,436,719
                           Eliminations/Adjustments                                     (30,850)     (48,114)     (43,061)
                       --------------------------------------------------------------------------------------------------
                                Consolidated assets                                  $2,296,406   $1,445,088   $1,393,658
                       ==================================================================================================

------------------

Note 12:
------------------

ENVIRONMENTAL
MATTERS
------------------
              ------------------------------------------------------------------
              Our three state regulatory commissions have authorized us to utilize deferral accounting, or to create a regulatory asset, in connection with environmental costs. Accordingly, we have established regulatory assets for environmental costs incurred and for estimated environmental liabilities.
                  In 1997, we entered into a settlement with a third party with respect to nine manufactured gas plant (MGP) sites that we have owned, leased or operated and paid an amount that released us from any investigation and remediation liability. Although no such claims are pending or, to our knowledge, threatened, the settlement did not cover any third-party claims for personal injury, death, property damage and diminution of property value or natural resources. Three other MGP sites that we also have owned, leased or operated were not included in the settlement.
                  In 2002, in connection with the acquisition of certain assets and liabilities of NCGS discussed in Note 2 to the consolidated financial statements, we acquired the liability for an MGP site located in Reidsville, North Carolina. Based on a limited assessment performed by a third party on this site and its similarity to the three sites not covered by the settlement noted above, we increased our environmental liability in the fourth quarter of 2002 by $1,508,000, with an offsetting increase to a regulatory asset, to reflect a liability of $637,000 for each of the four sites.
                  As of October 31, 2003, our undiscounted environmental
              liability totaled $2,868,000, consisting of $2,548,000 for the four MGP sites and $320,000 for underground storage tanks not yet remediated. This liability is not net of any anticipated recoveries.
                  As of October 31, 2003, our regulatory assets for
              environmental costs totaled $5,442,000, net of recoveries from customers, in connection with the estimated liabilities for the MGP sites and underground storage tanks and for environmental costs incurred, primarily legal fees and engineering assessments. The portion of the regulatory assets representing actual costs incurred is being amortized as recovered in rates from customers in all three states.
                  Further evaluations of the MGP sites and the underground
              storage tank sites could significantly affect recorded amounts; however, we believe that the ultimate resolution of these matters will not have a material adverse effect on financial position or results of operations.
                  In connection with the NCNG general rate case proceeding
              discussed in Note 3 to the consolidated financial statements, the NCUC ordered an environmental regulatory liability of $3,471,000 be established for refund to customers over the three-year period beginning November 1, 2003. This liability was derived from deducting deferred MGP costs from a prior payment made to NCNG by its insurers.

              INDEPENDENT AUDITORS' REPORT

              Piedmont Natural Gas Company, Inc.
              Charlotte, North Carolina

              We have audited the accompanying consolidated balance sheets of Piedmont Natural Gas Company, Inc. and subsidiaries ("Piedmont") as of October 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended October 31, 2003. These financial statements are the responsibility of Piedmont's management. Our responsibility is to express an opinion on these financial statements based on our audits.

              We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Piedmont at October 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

              -s- Deloitte & Touche LLP

              January 9, 2004

                                                                              25